EXHIBIT 99.1

Media Contact:

Cile Spelce

cspelce@iCoreConnect.com

iCoreConnect Announces Paul Wang as Principal Accounting Officer

(WINDERMERE, FL, May 16, 2019 / Newswire.com) iCoreConnect Inc. (OTC:ICCT) a publicly-traded cloud-based software and technology company providing secure communication and healthcare practice management, announces the appointment of Paul Wang, CPA as Principal Accounting Officer. Wang was elected Controller on April 15, 2019 and appointed Principal Accounting Officer May 13, 2019. He’ll continue in both roles.

Wang’s nearly twenty years of experience ranges across both public and private companies including technology manufacturer AXT, Inc. (NASDAQ: AXTI) and Martin General Hospital in North Carolina. “Paul’s breadth of experience is an important asset to iCoreConnect,” explains President and CEO Robert McDermott. “He will be building on our previously established momentum in financial reporting and compliance responsibilities.”

Wang brings expertise and leadership skills in documenting and testing of internal controls, implementing financial information systems and strengthening internal accounting processes.

Wang earned his Master’s Degree in Accounting from Oklahoma City University.

About iCoreConnect

iCoreConnect (OTC:ICCT) is a publicly-traded cloud-based software and technology company providing secure communication and healthcare practice management.

Approximately 2,000 physicians and dentists helped design and develop iCoreExchange HIPAA-compliant email, as well as iCoreMD and iCoreDental cloud-based practice management Electronic Health Records (EHR) software.

All iCoreConnect healthcare industry software meets the federal government’s strict laws for HIPAA-compliant communication. Its EHR software achieved certification by the federal government’s Office of the National Coordinator for Health Information Technology (ONC).

iCoreConnect recognitions include:

•	Top 10 Encryption Solution Providers by Enterprise Security Magazine
•	Top 10 Dental Solutions by Healthcare Tech Outlook
•	Top 50 Products of 2017 by Dental Products Report Magazine

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iCoreConnect’s unequivocal commitment to responding to the market has resulted in the following agreements and endorsements to date:

•	Colorado Dental Association (iCoreExchange)
•	Florida Dental Association Crown Services (iCoreExchange, iCoreDental)
•	Georgia Dental Association (iCoreExchange)
•	Louisiana Dental Association (iCoreExchange)
•	Maine Medical Association (iCoreExchange, iCoreMD)
•	Michigan Dental Association (iCoreExchange)
•	New Orleans Dental Association (iCoreDental)
•	New York State Dental Association (iCoreExchange)
•	South Carolina Dental Association (iCoreExchange)
•	StartUp Health (iCoreExchange, iCoreMD, iCoreDental, iCoreCodeGenius)
•	Texas Dental Association (iCoreExchange, iCoreDental)
•	Virginia Dental Association (iCoreExchange)
•	Wyoming Medical Society (iCoreExchange, iCoreMD, iCoreCodeGenius)

Forward Looking Statements

In this news release, the use of the words "believe," "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions are intended to identify forward-looking statements that represent the Company's current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

SOURCE iCoreConnect, Inc.

PUB NO. 2000.028_051619_PaulWang

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